Exhibit 16.1

KPMG Auditores Independentes Ltda.

Rua Verbo Divino, 1400 - Conjunto Térreo ao 801 – parte,
Chácara Santo Antônio, CEP 04719-911, São Paulo - SP

Caixa Postal 79518 - CEP 04707-970 - São Paulo - SP - Brasil

Telefone 55 (11) 3940-1500

kpmg.com.br

April 30, 2026

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for BRBI BR Partners S.A. (the Company) and, under the date of March 7, 2025, we reported on the consolidated financial statements of BRBI BR Partners S.A. as of and for the years ended December 31, 2024 and 2023. On December 11, 2025, we were notified that the auditor-client relationship with KPMG Auditores Independentes Ltda. would cease upon completion of the audit for the year ended December 31, 2025. Under the date of April 30, 2026, we reported on the consolidated financial statements of BRBI BR Partners S.A. as of and for the years ended December 31, 2025 and 2024.

We have read the Company’s statements included under Section 16F of its Form 20-F dated April 30, 2026, and we agree with such statements, except that we are not in a position to agree or disagree with any of the statements in the fourth paragraph.

Very truly yours,

/s/ KPMG Auditores Independentes Ltda.

KPMG Auditores Independentes Ltda.